SCHEDULE 13G

EXHIBIT No. 99.1

SUBSIDIARY

The securities being reported by Coöperatieve Centrale Raiffeisen- Boerenleenbank B.A. (Rabobank Nederland) as parent holding company were owned or may be deemed to have been beneficially owned by Rabo Capital Services, Inc.